Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports First Quarter 2014 Results

Key Highlights:

•	Productive meeting held with FDA, plan to submit amended PMA within 45 days
•	Completed $3.0 million private placement
•	Sales momentum building for LuViva® Advanced Cervical Scan outside U.S.
•	Affirming projected sales of $1 million to $3 million for 2014

Norcross, GA (May 15, 2014) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the first quarter ended March 31, 2014.

Revenue and other income for the first quarter ended March 31, 2014 was approximately $141,000, including approximately $122,000 in sales of LuViva® devices and disposables, NIH grants totaling approximately $13,000, as well as other income from royalties of approximately $5,000. Revenue for the three months ended March 31, 2013 was comprised of product sales of approximately $132,000, grants with NIH and NCI totaling approximately $97,000, as well as other income from royalty and miscellaneous receipts of approximately $70,000.

The net loss attributable to common stockholders for the first quarter of 2014 was approximately $1.6 million, or $0.02 per share, compared to approximately $1.8 million, or $0.03 per share, in the comparable quarter of 2013. Cash on hand at March 31, 2014 was approximately $50,000, as compared to approximately $613,000 at December 31, 2013. Net inventory on hand at the end of the quarter was approximately $1.3 million.

In April 2014, the Company agreed to sell, in a private placement to Hanover Holdings I, LLC, an affiliate of Magna Group, up to $3 million in aggregate principal amount of 6% Senior Convertible Notes, due 18 months from the date of issuance, for which the Company has received an initial $1 million and expects to receive the remaining $2 million in May 2014. Management believes that this financing, along with the Company’s anticipated future sales, should be sufficient to support existing operations through the third quarter of 2014. The Company will be required to raise additional funds through public or private financing, additional collaborative relationships or other relationships.

“We are pleased to see LuViva revenue begin to build, with an increase of 130% sequentially from the fourth quarter on the shipment of units and disposables to France, the U.K., Turkey, Nigeria, the United Arab Emirates and Indonesia,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “We believe we are on track to report product sales of $1 million to $3 million for 2014, in line with our previous revenue guidance.”

“We continue to work closely with our distributors to further penetrate our existing markets. Towards this end, we granted our Turkish distributor, I.T.E.M. Medical Technologies Group, additional territories in North Africa and have agreed to begin the shipment of orders to the Turkish Ministry of Health starting this month. This important order is valued at nearly $3 million and is projected to ship over the next 18 months. We also look forward to welcoming members of the I.T.E.M. service team in Atlanta in a few weeks for more in depth installation and service training on LuViva, in preparation for their expanding rollout,” Mr. Cartwright said.

“LuViva continues to be very well received and we believe that we have a great opportunity in developing markets including Turkey, Nigeria, Kenya and Mexico, due to cervical cancer remaining a leading cause of cancer deaths in women in these countries. We continue to make inroads in Canada and a number of European countries and the results of these evaluations have been favorable. We expect to increase the number of customers who have gone live with our product in these areas over the next few months.”

“In the U.S., we recently met face-to-face with the FDA to discuss our PMA application. We presented the agency with our proposed answers to questions in the September not-approvable letter to help clarify our final responses. The meeting was constructive and we were able to put forward our logic and arguments and have a good, detailed discussion with the FDA. We will incorporate what was discussed into our formal response, which we hope to file within the next 45 days.”

“I am extremely optimistic about the future of LuViva,” Cartwright concluded. “It is clear to us that there is a need for our product, both as a triage test in more developed countries to address the significant and growing number of false positives with current Pap and HPV screening, and as a primary screening test for cervical cancer in developing markets, where the Pap and HPV test are not readily available. LuViva Screening trials are ongoing in Turkey and Nigeria and are soon to begin in Kenya and Mexico, greatly expanding our addressable market. We look forward to continuing to work closely with our experienced distributors to ensure the ultimate success of our product launch.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Friday, May 16, 2014, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm. The live call is also available by dialing (888) 510-1785 or for international callers (719) 325-2354 and referencing Conference ID 2913976.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until May 23, 2014 by dialing (877) 870-5176 or for international callers (858) 384-5517 and using pin number 2913976.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

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GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

	Quarter Ended March 31,
In thousands, except per share data	2014	2013
Revenue
Contract and grant revenue	$19	$167
Sales – devices and disposables	122	132
Cost of goods sold (recovery)	192	158
Gross loss	(70)	(26)
Cost and Expenses
Research and development	$607	$813
Sales and marketing	283	164
General and administration	1,138	1,039
Total operating expense	$2,028	$2,016
Operating Loss	$(2,079)	$(1,875)
Other income	2	75
Interest expense	(27)	(15)
Change in fair value of warrants	542	—
Total other income	517	60
Net loss	(1,562)	(1,815)
Preferred Stock Dividends	48	—
Net Loss Attributable to Common Stockholders	$(1,610)	$(1,815)
Basic and Diluted Net Loss per Share	$(0.02)	$(0.03)
Basic and Diluted Weighted Average Shares Outstanding	71,451	63.671

Selected Balance Sheet Data (Unaudited)
(In thousands)	March 31, 2014	December 31, 2013
Cash & Cash Equivalents	$50	$613
Inventory Working Capital	1,254 (1,286)	1,193 268
Total Assets	2,596	3,316
Accumulated Deficit	(104,635)	(103,025)
Stockholders’ Equity(Deficit)	(1,270)	107

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